Exhibit 99.1

CapLease Announces Second Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--August 4, 2011--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the second quarter ended June 30, 2011. Net loss to common stockholders was $(4.9) million, and funds from operations, or FFO, was $7.6 million.

Second Quarter 2011 and Subsequent Event Highlights:

  $25 Million Property Acquisition
  $53 Million Build-to-Suit Transaction
  Contract to Sell CDO Asset and Liabilities Signed
  $20 Million Stock Repurchase Program Announced
  FFO of $0.15 Per Share Before Items Affecting Comparability

Paul McDowell, Chairman and Chief Executive Officer, stated, “We have been very active this year. Our recent progress has been highlighted primarily by two new investments and the sale of our CDO which we agreed to and expect to close in the third quarter. The two new acquisitions aggregate $78 million and include our second build-to-suit property at a total expected investment over time of $53 million. We continue to be active in the acquisition market and are targeting several additional opportunities.”

Mr. McDowell continued, “The CDO sale will fully monetize the value of the assets that we have in the CDO, generate $33 million of cash for recycling into the business, reduce the Company’s leverage significantly to 65%, and further simplify the Company. We continue to carefully evaluate the best use of our capital including purchasing additional single tenant properties, paying down debt or buying back common stock. To this end, the Company’s Board of Directors has authorized a $20 million common stock repurchase program.”

Second Quarter 2011 Results:

	For the Three Months Ended June 30,
(Amounts in thousands, except per share amounts)	2011	2010
Funds from operations	$7,552	$9,356
Per Share	$0.11	$0.16
Items that affect comparability (income) expense:
Loss on investments	2,723	–
Loss on extinguishment of debt	–	184
Funds from operations, as adjusted for comparability	$10,275	$9,540
Per Share	$0.15	$0.17

For the quarter ended June 30, 2011, the Company reported total revenues of $42.3 million, compared to total revenues of $41.6 million in the comparable period in 2010. FFO adjusted for items that affect comparability was $10.3 million, or $0.15 per share, compared to $9.5 million, or $0.17 per share, in the comparable period in 2010. Net loss to common stockholders for the second quarter of 2011 was $(4.9) million, or $(0.07) per share, compared to net loss of $(2.7) million, or $(0.05) per share, in the comparable period in 2010.

The loss on investments during the quarter reflects the sale of one class of commercial mortgage-backed securities and the write-off of the Company’s remaining investment in a mezzanine loan, offset in part by a gain on the sale of two first mortgage loans.

Six Month Results:

For the six months ended June 30, 2011, the Company reported total revenues of $84.5 million, compared to total revenues of $83.3 million in the comparable period of 2010. FFO adjusted for items that affect comparability was $20.0 million, or $0.32 per share, compared to $18.9 million, or $0.34 per share, in the comparable period in 2010. Net loss to common stockholders for the six months ended June 30, 2011 was $(8.0) million, or $(0.13) per share, compared to net loss of $(5.5) million, or $(0.10) per share, in the comparable period in 2010.

	For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2011	2010
Funds from operations	$16,738	$18,575
Per Share	$0.27	$0.34
Items that affect comparability (income) expense:
Loss on investments	3,213	–
Loss on extinguishment of debt	–	280
Funds from operations, as adjusted for comparability	$19,951	$18,855
Per Share	$0.32	$0.34

New Investment Transactions:

During the second quarter, the Company purchased an approximately 228,000 square foot office building in Houston, Texas for $25 million. The property is fully leased to a subsidiary of AMEC plc, until December 2020. In connection with the purchase of this property, the Company assumed an existing mortgage in the amount of $16.3 million.

The Company also entered into its second build-to-suit transaction. The property will be an approximately 324,000 square foot Class A office building in Tulsa, Oklahoma leased to Cimarex Energy Co. under a 12 year lease. The Company’s total investment is expected to be approximately $53 million. Construction on the project commenced this week and the 17 story property is expected to be fully completed by the end of the first quarter of 2013. The Company has arranged financing for about one half of the project costs, or up to $24 million, under a non-recourse, seven year, construction/mini-permanent loan. Interest on the loan will float based on LIBOR during the construction period, but the rate during the permanent term can be fixed at any time at our discretion. The loan may also be increased to $31 million at completion of construction.

CDO Sale Transaction:

In August 2011, the Company entered into an agreement to sell the assets and associated liabilities comprising its March 2005 collateralized debt obligation transaction. Closing of the transaction is contingent upon a number of events including the satisfaction of conditions outside the Company’s control such as confirmation from Standard and Poor’s and Moody’s that the ratings assigned to the CDO notes will not be reduced or withdrawn as a result of the sale. Assuming completion, we expect to generate a break-even to slightly positive gain on the CDO sale, inclusive of a related loan sale and the write-off of deferred debt issuance and hedge costs associated with the original CDO issuance. The sale will enable the Company to significantly lower its debt investments to about $100 million, or 6% of the total portfolio, significantly reduce its overall leverage to about 65%, and generate about $33 million in proceeds to recycle into the business.

Share Repurchase Program:

The Company’s Board of Directors has approved a share repurchase program authorizing the Company to repurchase in the aggregate up to $20 million of its outstanding common stock. The program permits the Company to purchase shares through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. It does not obligate the Company to make any repurchases at any specific time or situation. The timing and extent to which the Company repurchases its shares will depend upon a variety of factors, including market conditions, the Company’s liquidity, and regulatory requirements.

Debt Financing Activity:

During the second quarter, the Company obtained $34.1 million of nonrecourse mortgage financing on two recent property purchases at a weighted average coupon of 5.68%, including $17.9 million of mortgage debt on the property leased to Cooper Tire & Rubber Company purchased for $32.5 million at the end of 2010, and $16.3 million of mortgage debt on the property leased to a subsidiary of AMEC plc purchased for $25 million during the second quarter.

Capital Activity:

Early in the second quarter, the Company raised approximately $54 million of net proceeds through a common stock offering. The offering was priced on March 30, at $5.60 per share, before the underwriting discount and estimated offering expenses. During the second quarter, the Company used a total of $18.4 million of the proceeds from the offering, with $12.5 million used to fund purchases of or improvements to owned properties and $5.9 million used to reduce outstanding indebtedness.

Investment Portfolio:

The Company’s portfolio before depreciation and amortization was approximately $2.0 billion, with 85% invested in owned properties, at June 30, 2011. The weighted average underlying tenant credit rating on the Company’s entire single tenant portfolio is A- from Standard & Poor’s, with an average tenant rating on the single tenant owned property portfolio of A.

Approximately 91% of the overall single tenant portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 94% of the single tenant owned property portfolio leased to investment grade tenants.

The weighted average remaining lease term on the Company’s entire single tenant portfolio is approximately seven years, including approximately seven years on the single tenant owned property portfolio and approximately 15 years on the leases underlying the loan portfolio.

Our loan portfolio is primarily comprised of seasoned fully amortizing first mortgage loans on properties leased to investment grade tenants. References to the Company’s single tenant portfolio exclude its Johnston, Rhode Island and Omaha, Nebraska properties, as each is no longer leased primarily by a single tenant.

Balance Sheet:

At June 30, 2011, the Company’s assets included $1.7 billion in owned real property investments before depreciation and amortization, $187 million in loan investments, and $102 million in commercial mortgage-backed securities. The great majority of the Company’s debt is long-term amortizing non-recourse fixed rate debt. Only 2.4% of the Company’s debt is recourse and must be refinanced through 2012, comprised entirely of the convertible senior notes with $35.0 million of principal currently outstanding and putable to the Company by the holders in October 2012.

The Company’s overall portfolio leverage, expressed as a percentage of its total debt to total assets before depreciation and amortization on owned properties and with other minor adjustments, was approximately 69% as of June 30, 2011. CapLease expects its portfolio leverage level to continue to decrease over time, as a result of one or more of the following factors: the sale of the Company’s March 2005 collateralized debt obligation transaction, scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, voluntary debt reduction including potentially through selected asset sales, and expected lower or no leverage on new asset acquisitions. The Company’s leverage on owned properties is approximately 64% as of June 30, 2011.

Dividends:

In the second quarter of 2011, the Company declared a cash dividend on its common stock in the amount of $0.065 per share. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2011 Guidance:

CapLease is adjusting its guidance assumptions to include events and transactions that have occurred to date during 2011, including the expected sale of the CDO and the impact and timing of the investments we have made year to date. Inclusive of these updated assumptions, CapLease estimates its full year 2011 FFO as adjusted for comparability to be in the range of $0.59 to $0.61 per share, and $(0.20) to $(0.18) of earnings per share (EPS), compared to a range of $0.65 to $0.70 FFO per share, and $(0.20) to $(0.15) EPS, previously.

Inclusive of the above updated assumptions, CapLease also estimates its full year 2011 cash available for distribution (CAD) guidance to be in the range of $0.59 to $0.63 per share, compared to a range of $0.71 to $0.76 CAD per share previously.

The Company’s guidance estimates assume no additional asset investment or disposition activity, no additional capital raising activities and no share repurchase activity for 2011. As a reminder, our FFO as adjusted guidance also assumes no gains or losses associated with asset sales or debt extinguishment, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s second quarter 2011 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 407-4018 or (201) 689-8471 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investors section.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 p.m. (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 376692.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization (including capitalized leasing expenses, tenant allowances or improvements and excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2011 period has been adjusted to exclude the loss on investments and CAD for the 2010 period has been adjusted to exclude the loss on debt extinguishment.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. This adjusted FFO measure should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to close new investment transactions that are in our pipeline and the sale of our March 2005 CDO transaction;
  our ability to make additional investments in a timely manner or on acceptable terms;
  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three and six months ended June 30, 2011 and June 30, 2010 (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010
Revenues:
Rental revenue	$32,774	$31,551	$64,952	$63,078
Interest income from loans and securities	6,184	7,048	12,613	14,015
Tenant reimbursements	3,145	2,780	6,498	5,792
Other revenue	163	224	445	427
Total revenues	42,266	41,603	84,508	83,312
Expenses:
Interest expense	20,416	21,304	40,869	43,030
Property expenses	6,418	5,942	13,330	12,309
Loss on investments	2,723	–	3,213	–
General and administrative expenses	2,670	2,471	5,505	5,437
General and administrative expenses-stock based compensation	796	663	1,468	1,216
Depreciation and amortization expense on real property	12,417	12,067	24,747	24,132
Other expenses	64	58	130	135
Total expenses	45,504	42,505	89,262	86,259
Loss on extinguishment of debt	–	(184)	–	(280)
Loss from continuing operations	(3,238)	(1,086)	(4,754)	(3,227)
Income from discontinued operations	–	–	–	37
Net loss before non-controlling interest in consolidated subsidiaries	(3,238)	(1,086)	(4,754)	(3,190)
Non-controlling interest in consolidated subsidiaries	10	7	19	16
Net loss	(3,228)	(1,079)	(4,735)	(3,174)
Dividends allocable to preferred shares	(1,627)	(1,625)	(3,255)	(2,367)
Net loss allocable to common stockholders	$(4,855)	$(2,704)	$(7,990)	$(5,541)

Earnings per share:
Net loss per common share, basic and diluted	$(0.07)	$(0.05)	$(0.13)	$(0.10)
Weighted average number of common shares outstanding, basic and diluted	67,450	57,185	62,521	55,129
Dividends declared per common share	$0.07	$0.06	$0.13	$0.12
Dividends declared per preferred share	$0.51	$0.51	$1.02	$1.02

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of June 30, 2011 (unaudited) and December 31, 2010

(Amounts in thousands, except share and per share amounts)	As Of June 30, 2011	As Of December 31, 2010
Assets
Real estate investments, net	$1,408,133	$1,398,399
Loans held for investment, net	187,047	210,040
Commercial mortgage-backed securities	102,369	145,965
Cash and cash equivalents	67,452	32,742
Other assets	109,997	83,125
Total Assets	$1,874,998	$1,870,271
Liabilities and Equity
Mortgages on real estate investments	$954,170	$928,429
Collateralized debt obligations	232,511	254,210
Credit agreement	80,388	105,345
Secured term loan	94,428	101,880
Convertible senior notes	34,217	33,926
Other long-term debt	30,930	30,930
Total Debt Obligations	1,426,644	1,454,720
Intangible liabilities on real estate investments	36,312	37,405
Accounts payable and other liabilities	21,118	21,134
Dividends and distributions payable	6,061	5,373
Total Liabilities	1,490,135	1,518,632
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,204,900 shares issued and outstanding	73,880	73,880
Common stock, $0.01 par value, 500,000,000 shares authorized, 68,055,665 and 57,471,268 shares issued and outstanding, respectively	682	576
Additional paid in capital	335,685	296,232
Accumulated other comprehensive loss	(26,512)	(20,216)
Total Stockholders' Equity	383,735	350,472
Non-controlling interest in consolidated subsidiaries	1,128	1,167
Total Equity	384,863	351,639
Total Liabilities and Equity	$1,874,998	$1,870,271

CapLease, Inc. and Subsidiaries Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited) For the three months ended June 30, 2011 and June 30, 2010

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010
Net loss allocable to common stockholders	$(4,855)	$(2,704)	$(7,990)	$(5,541)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(10)	(7)	(19)	(16)
Depreciation and amortization expense on real property	12,417	12,067	24,747	24,132
Funds from operations	7,552	9,356	16,738	18,575
Add (deduct):
Straight-lining of rents	(5,365)	(5,773)	6,309	4,599
General and administrative expenses-stock based compensation	796	663	1,468	1,216
Amortization of above and below market leases	420	416	839	831
Non-cash interest income and expenses	471	520	955	1,270
Routine capital expenditures on real estate investments	(511)	(113)	(1,335)	(158)
Loss on investments	2,723	–	3,213	–
Loss on extinguishment of debt	–	184	–	280
Cash available for distribution	$6,086	$5,253	$28,187	$26,613

Weighted average number of common shares oustanding, basic and diluted	67,450	57,185	62,521	55,129
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	67,606	57,341	62,677	55,285

Net loss per common share, basic and diluted	$(0.07)	$(0.05)	$(0.13)	$(0.10)
Funds from operations per share	$0.11	$0.16	$0.27	$0.34
Cash available for distribution per share	$0.09	$0.09	$0.45	$0.48

CapLease, Inc. and Subsidiaries Overall Company Leverage (unaudited) As of June 30, 2011 and December 31, 2010

	Jun 30, 2011	Dec 31, 2010
Debt
Mortgages on real estate investments	$954,170	$928,429
Collateralized debt obligations	232,511	254,210
Principal held by CDO trustee pending distribution	(27,372)	(1,607)
Credit agreement	80,388	105,345
Secured term loan	94,428	101,880
Convertible senior notes	34,217	33,926
Other long-term debt	30,930	30,930
Total Debt	$1,399,272	$1,453,113

Assets
Total assets	$1,874,998	$1,870,271
Accumulated depreciation and amortization on owned properties	265,370	239,990
Intangible liabilities on real estate investments	(36,312)	(37,405)
Principal held by CDO trustee pending distribution	(27,372)	(1,607)
Prepaid expenses and deposits	(1,380)	(2,197)
Accrued rental income	(34,540)	(39,506)
Deferred rental income	1,343	–
Debt issuance costs, net	(5,266)	(5,999)
Other	(879)	(1,046)
Total Assets, as adjusted	$2,035,962	$2,022,501
Leverage (Total Debt/Total Assets, as adjusted)	69%	72%

CapLease, Inc. and Subsidiaries Leverage by Segment (unaudited) As of June 30, 2011

(in thousands)	Mortgage Debt	CDO Debt	Secured Term Loan Debt	Credit Agreement Debt	Principal held by CDO trustee pending distribution	Total Debt	Investment(1)	Leverage
Owned Properties	$954,170	$32,838	$27,541	$71,659	$-	$1,086,208	$1,685,099	64%
Debt Investments	–	199,674	66,887	8,729	$(27,372)	$247,918	290,309	85%

(1)	Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CapLease, Inc. and Subsidiaries Estimated Net Loss and Cash Available for Distribution (unaudited) For the fiscal year ending December 31, 2011

	January 1, 2011	-	December 31, 2011
(in thousands, except per share amounts)	Low End Range		High End Range
Net loss allocable to common stockholders	$(13,200)		$(11,900)
Add (deduct):
Depreciation and amortization expense on real property	49,250		49,250
Straight-lining of rents	(1,850)		(1,850)
General and administrative expenses-stock based compensation	3,100		3,100
Amortization of above and below market leases	1,300		1,300
Non-cash interest income and expense	1,700		1,700
Routine capital expenditures on real estate investments	(4,000)		(2,500)
Gain on investments	(1,200)		(1,300)
Loss on extinguishment of debt	3,750		3,750
Cash available for distribution	$38,850		$41,550

Weighted average common shares outstanding-estimate for the year 2011	65,311		65,311
OP units outstanding as of August 4, 2011	156		156
Weighted average common shares and OP units outstanding-estimate for the year 2011	65,467		65,467

Net loss per common share, basic and diluted	$(0.20)		$(0.18)
Cash available for distribution per share	$0.59		$0.63

Assumptions:

In addition to assuming no new investment activity, the above estimate also assumes no additions to general and administrative expenses and no changes in the share count. The Company undertakes no obligation to update this estimate.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com